                          CALIFORNIA CULINARY ACADEMY, INC.
                            ORDER OF PARTS OF EXHIBIT 3.1

1. Certificate of Amendment and Restatement of Articles of Incorporation (signed December 1989)

2. Certificate of Amendment of Amended and Restated Articles of Incorporation (dated May 10, 1993)

3. Certificate of Correction of Certificate of Amended and Restated Articles of Incorporation (dated June 7, 1993)

4.  Certificate of Amendment of Articles of Incorporation (dated July 25, 1996)

5. Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock (dated August 9, 1996)

                               CERTIFICATE OF AMENDMENT
                                  AND RESTATEMENT OF
                             ARTICLES OF INCORPORATION OF

                          CALIFORNIA CULINARY ACADEMY. INC.


    DR. THOMAS A. BLOOM and WILLIAM G. DEMAR certify that:

         1. They are President and Secretary, respectively, of CALIFORNIA CULINARY ACADEMY, INC., a California corporation;

         2. Attached hereto as "Exhibit A" are the Amended and Restated Articles of Incorporation of CALIFORNIA CULINARY ACADEMY, INC.:

         3. The Amendments set forth in the Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation;

         4. The Amendments set forth in the Amended and Restated Articles have been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California General Corporation Law. The Corporation has two classes of shares: Common and Preferred. The number of outstanding Common shares is 450 and the number of outstanding Preferred shares is 855. The number of shares voted in favor of the Amendment equaled or exceeded the vote required for each class of shares. The percentage required for the approval of the Amendments set forth in the Restated Articles was more than fifty percent.

         5. The Amendments set forth in the Amended and Restated Articles have been duly approved by the required 80% combined vote of the outstanding shares of the Corporation in accordance with Article IV of the Corporation's Articles of Incorporation as amended on March 26, 1987.

         6. The Amendments set forth in the Amended and Restated Articles have been duly approved by the required majority vote of the outstanding Preferred shares of the Corporation, voting separately, in accordance with Section 903 of the California General Corporation Law.

    We further declare under penalty of perjury under the law of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.



Dated: December 11, 1989               /s/ Dr. Thomas A. Bloom
                                  ------------------------------
                                  DR. THOMAS A. BLOOM
                                  President



Dated: December 11, 1989               /s/ William G. Demar
                                  ------------------------------
                                  WILLIAM G. DEMAR
                                  Secretary

                                 AMENDED AND RESTATED

                             ARTICLES OF INCORPORATION OF

                          CALIFORNIA CULINARY ACADEMY, INC.


                                          I.

         The name of this corporation is CALIFORNIA CULINARY ACADEMY, INC.

                                         II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                         III.

         This corporation is authorized to issue three classes of stock:
Common, Series "A" Preferred, and Series "B" Preferred. The total number of shares of stock which this corporation has authority to issue is 8,100, consisting of 5,000 shares of Common Stock, $.10 par value ("Common Stock"), and 1,550 shares of Series "A" Preferred Stock, $1.00 par value ("Series "A" Preferred Stock"), and 1,550 shares of Series "B" Preferred Stock, $1.00 par value ("Series "a" Preferred Stock"). The shares of Preferred Stock of the Corporation that are outstanding as of the filing of these Amended and Restated Articles shall become Series "B" Preferred Stock.

         LIQUIDATION PREFERENCE. Upon the voluntary or involuntary liquidation, winding up or dissolution of the corporation, out of the assets available for distribution to the shareholders, the Series "A" Preferred Stock shall be entitled to receive, in preference to any payment of the Series "B" Preferred Stock and/or Common Stock, an amount equal to Four Thousand Dollars ($4,000.00) per share. Thereafter, Series "B" Preferred Stock shall be entitled to receive, in preference to any payment on the Common Stock [and AFTER payment of preference on Series "A" Preferred Stock set forth above], an amount equal to One Thousand Six Hundred Thirty-Six Dollars and 36/100 ($1,636.36) per share.

         Thereafter, the Common Stock shall be entitled to receive Four Thousand Dollars ($4,000.00) per share to be paid in conjunction with a Two Thousand Three Hundred Sixty-Three Dollar ($2,363.00) per share preference to the holders of Series "B" Preferred Stock until they have each reached Four Thousand Dollars ($4,000.00) per share distribution payments.

         The Series "A" Preferred Stock, Series "B" Preferred Stock, and the Common Stock liquidation preferences shall be adjusted proportionately for any stock split or reverse stock split of the Series "A" Preferred Stock, Series "B" Preferred Stock and/or Common Stock or for any stock dividend payable to the holders of Series "A" Preferred Stock, Series "B" Preferred Stock and/or Common Stock in additional shares of stock.

         The above Liquidation Preferences shall be paid in the following order:

    1. FIRST, to the holders of Series "A" Preferred Stock, until they have each received distributions equal to Four Thousand Dollars ($4,000.00) per share. If sufficient proceeds are not available to pay the full Four Thousand Dollars ($4,000.00) per share preference to the holders of Series "A" Preferred Stock, one hundred percent (100%) of the liquidation proceeds will be distributed on a per share basis to the holders of Series "A" Preferred Stock;

    2. SECOND, to the holders of Series "B" Preferred Stock, until they have each received distributions equal to One Thousand Six Hundred Thirty-Six Dollars and 36/100 ($1,636.36) per share. If sufficient proceeds are not available to pay the full One Thousand Six Hundred Thirty-Six Dollars and 36/100 ($1,636.36) per share preference to the holders of Series "B" Preferred Stock, one hundred percent (100%) of the remaining liquidation proceeds will be distributed on a per share basis to the holders of Series "B" Preferred Stock;

    3. THIRD, Four Thousand Dollars ($4,000.00) per share to the holders of Common Stock and Two Thousand Three Hundred and Sixty-Three Dollars and 64/100 ($2,363.64) per share to the holders of the Series "B" Preferred Stock until they have each reached Four Thousand Dollars ($4,000.00) per share, including the One Thousand Six Hundred Thirty-Six Dollars and 36/100 ($1,636.36) per share Liquidation Preference previously paid to the Series "B" Preferred Stock. If sufficient liquidation proceeds are not available at this level to make such a Four Thousand Dollar ($4,000.00) per share distribution payment, the available liquidation proceeds shall be distributed with thirty-seven and one-tenths percent (37.1%) to the holders of Series "B" Preferred Stock and sixty-two and nine-tenths percent (62.9%) to the holders of Common Stock;

    4. FOURTH, thereafter, all remaining liquidation proceeds will be distributed ratably on a per share basis to the holders of Series "A" Preferred Stock, Series "B" Preferred Stock and Common Stock.

         The reorganization or sale, lease, conveyance, exchange, transfer or other disposition of all or substantially all of the assets of this Corporation "hall not be considered to be a liquidation, winding up or dissolution within the meaning of this Article III, and Series "A" Preferred Stock and Series "B" Preferred Stock shall be entitled only to the rights provided in any Plan of Reorganization or similar agreement and Chapters 11, 12, and 13, as applicable, of the California General Corporations Law [or any successors thereto] and elsewhere in these Articles.

         VOTING RIGHTS. The holders of Series "A" Preferred Stock shall have no voting rights except as may be required by California Law. The Corporation, however, may not alter any of the rights, preferences, privileges, voting powers, or other restrictions or qualifications of Series "A" Preferred Stock without the consent of the holders of at least two-thirds (2/3) of the total number of Series "A" shares then outstanding and issued.

         Each holder of Series "B" Preferred Stock shall have the right to one vote for each share of Common Stock into which the shares of Series "B" Preferred Stock it holds could be then converted (with any fractional share of Common Stock, on an aggregate conversion basis, being rounded to the nearest whole share). The holders of Common Stock and of Series "B" Preferred Stock shall have and possess the same right to notice of shareholders' meetings and the same voting rights and powers and shall vote together as ,a single class except where a Separate class vote is required by law.

CONVERSION

    (1) CONVERSION OF SERIES "A" PREFERRED STOCK.

         Each share of Series "A" Preferred Stock is required to convert into one share of Common Stock: (i) if the Company issues any of its Common Stock in a public offering registered with the United States Securities and Exchange Commission; or (ii) immediately upon the consummation of any merger with which the corporation is a constituent corporation.

    (2) CONVERSION OF SERIES "B" PREFERRED STOCK.

              (a) Subject to adjustment as provided herein, each share of Series "B" Preferred Stock shall be convertible at the option of the respective holder thereof, at any time, at the office of the Corporation or any transfer agent for such shares, into one fully paid and non-assessable share of Common Stock.

              (b) Before any holder of Series "B" Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such shares, shall give written notice to the corporation at such office that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series "B" Preferred Stock, or to his nominee or nominees, certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series "B" Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date. The corporation shall pay all taxes and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock issuable upon exercise of the conversion right contained herein. The corporation shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered holder of the shares of Series "B" Preferred Stock surrendered in connection with the conversion thereof, and, in such case, the corporation shall not be required to issue or deliver any stock certificate until ouch tax or other charge has been paid or it has been established to the corporation's satisfaction that no tax or other charge is due.

              (c) Subject to adjustment as provided herein, each share of Series "B" Preferred Stock outstanding immediately prior to the occurrence of any of the following events shall be automatically converted into one share of Common Stock immediately prior to such occurrence:

                (i) the consummation of a firm commitment underwritten public offering of Common Stock registered by this corporation under the Securities Act of 1933, as amended, for an aggregate offering price to the public of $5,000,000 or more;

                (ii) the consummation of a reorganization in connection with which the approval of any class of outstanding stock of this corporation is required under Chapter 12 of the California General Corporation Law (or any successor thereto);

                (iii) the consummation of any sale, lease, conveyance, exchange, transfer or other disposition of all or substantially all of the assets of this corporation in connection with which the approval of the outstanding shares of this corporation is required under Chapter 11 of the California General Corporation Law (or any successor thereto);

                (iv) the consummation of any merger with which the corporation is a constituent corporation.

              (d) Each share of Common Stock issued upon conversion of a share or shares of Series "B" Preferred Stock pursuant to these Articles shall be validly issued, fully paid and nonassessable.

              (e) No shares of Series "B" Preferred Stock of the corporation which have been reacquired in any manner by the corporation after the original issue thereof shall ever again be reissued and all such shares so reacquired shall upon such reacquisition cease to be a part of the authorized shares of the corporation.

         (3) STOCK SPLIT SUBDIVISION OF SHARES.

         In the event the corporation should, at any time or from time to time, after the date of the filing of this Certificate with the Secretary of State of California, fix a record date for the effectuation of split or subdivision of the outstanding shares of any class or classes of this Corporation's stock, or the determination that the holders of any such class or classes of stock are entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the outstanding shares of Common Stock (assuming the complete conversion or exercise of all of the Common Stock Equivalents). If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination (or the date of such combination if no record date is fixed), the number of shares of Series "A" Preferred Stock and the number of shares of Common Stock issuable on conversion of each share of Series "B" Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

                                         IV.

         In addition to the requirements of law, the affirmative vote of 80% or more of the combined voting power of the then outstanding shares of capital stock of the corporation shall be required to amend, alter or repeal, or adopt any provision inconsistent with this Article IV or Article III of these Articles.

                               CERTIFICATE OF AMENDMENT
                               OF AMENDED AND RESTATED
                              ARTICLES OF INCORPORAITON
                                          OF
                          CALIFORNIA CULINARY ACADEMY, INC.


    Thomas A. Bloom and James S. Clapp certify that:

    1. They are the President and Asst. Secretary, respectively, of California Culinary Academy, Inc., a California corporation.

    2. The first paragraph of Article III of the corporation's Amended and Restated Articles i hereby amended to read in its entirety as follows:

         "This corporation is authorized to issue three classes of stock:
    Common, Series "A" Preferred and Series "B" Preferred. The total number of shares of stock that this corporation has the authority to issue is 23,003,100, consisting of 20,000,000 shares of Common Stock, no par value ("Common Stock"), 1,550 shares of Series "A" Preferred Stock, no par value ("Series "A" Preferred Stock") and 1,550 shares of Series "B" Preferred Stock, no par value ("Series "B" Preferred Stock"). Upon the amendment of this Article III to read as set forth above, each outstanding share of Common Stock is divided into 1,195 shares of Common Stock. No fractional shares shall be issued to shareholders in connection with this stock split, but instead, cash shall be distributed to each shareholder who would otherwise have been entitled to receive a fractional share. Such cash value shall be based upon the fair market value of the shares of Common Stock on the effective date of the stock split, as determined by the Board of Directors in its sole discretion, shall be remitted to the shareholders entitled thereto."

    3. Article IV as in effect prior to the filing of this Certificate of Amendment is deleted in its entirety and a new Article IV is added to the Amended and Restated Articles of Incorporation, which reads in its entirety as follows:

                                     "ARTICLE IV

         "The corporation is authorized to indemnify its agents to the fullest extent permissible under California law, as the same exists or may hereafter be amended. For purposes of this provision, the term "agent" has the meaning set forth from time to time in Section 317 of the California Corporations Code or any successor statute. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation or otherwise shall not adversely affect y right or protection an agent or former agent of this corporation existing at the time of such repeal or modification. The indemnification provisions set forth in this Article IV under the General Corporation Law of the State of California shall not be denied or limited by the corporation's Bylaws."

    4. A new Article V is added to the Amended and Restated Articles of Incorporation and reads in its entirety as follows:

                                      "ARTICLE V

         "The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law, as the same exists or may hereafter be amended. Any repeal or modification of the foregoing provisions of this Article V by the shareholders of this corporation or otherwise shall not adversely affect any right or protection of a director or former director of this corporation existing at the time of such repeal or modification. The elimination of personal liability set forth in this Article V under the General Corporation Law of the State of California shall not be denied or limited by the corporation's Bylaws.

    5. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the board of directors.

    6. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with section 902 of the Corporations Code. The total number of outstanding shares of each outstanding class was 450 shares of Common Stock,
327.4 shares of Series A Preferred Stock and 855 shares of Series B Preferred Stock. The number of shares voting in favor of the foregoing amendment equalled or exceeded the vote required. The percentage vote required was more than 80% of the outstanding capital stock.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

    Dated this 10th day of May, 1993.


                             /s/ Thomas A. Bloom
                             --------------------------
                             Thomas A. Bloom
                             President and Chief Executive Officer



                             /s/ James S. Clapp
                             --------------------------
                             James S. Clapp
                             Assistant Secretary

                              CERTIFICATE OF CORRECTION
                        OF CERTIFICATE OF AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                          CALIFORNIA CULINARY ACADEMY, INC.

         Thomas A. Spanier and Christine E. Munson certify that:

    1. They are the Executive Vice President and Treasurer, respectively, of California Culinary Academy, Inc., a California corporation.

    2. The name of the corporation is California Culinary Academy, Inc., and it is a California corporation.

    3. The instrument being corrected is entitled "CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORAITON," and said instrument was filed with the Secretary of State of the State of California on June 15, 1993.

    4. So much of the first paragraph of Article III of the corporation's Certificate of Amendment of Amended and Restated Articles of Incorporation as now reads, "[t]the total number of shares of stock that this corporation has the authority to issue is 23,003,100, consisting of 20,000,000 shares of Common Stock, no par value ("Common Stock"), 1,550 shares of Series "A" Preferred Stock, no par value ("Series "A" Preferred Stock") and 1,550 shares of Series "B" Preferred Stock, no par value ("Series "B" Preferred Stock) is corrected to read: The total number of shares of stock that this corporation has the authority to issue is 20,003,100, consisting of 20,000,000 of Common Stock, no par value ("Common Stock"), 1,550 shares of Series "A" Preferred Stock, no par value ("Series "A" Preferred Stock") and 1,550 shares of Series "B" Preferred Stock, no par value ("Series "B" Preferred Stock).

    5. That said first paragraph of Article III, as corrected, conforms the wording of the amended article to that adopted by the board of directors and shareholders.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

    Dated this 7th day of June, 1993.


                             /s/ Thomas A. Spanier
                             -------------------------------
                             Thomas A. Spanier
                             Executive Vice President



                             /s/ Christine E. Munson
                             -------------------------------
                             Christine E. Munson
                             Treasurer

                               CERTIFICATE OF AMENDMENT
                             OF ARTICLES OF INCORPORATION
                         OF CALIFORNIA CULINARY ACADEMY, INC.


    THEODORE G. CROCKER and ROBERT A. STOFFREGEN certify that:

         1. They are the Chairman of the Board and Chief Financial Officer, respectively, of CALIFORNIA CULINARY ACADEMY, INC.

         2. Article III of the Articles of Incorporation of this corporation is amended to read as follows:

                                     ARTICLE III

         The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of stock that this corporation has the authority to issue is 25,000,000, consisting of 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value.

         The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decreased (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         3. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

         4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 3,186,049. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

         There are no shares of any series of Preferred Stock currently outstanding.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

    Dated this 25th day of July, 1996.



                                  /s/ Theodore G. Crocker
                                  --------------------------------
                                  Theodore G. Crocker
                                  Chairman of the Board



                                  /s/ Robert A. Stoffregen
                                  ---------------------------------
                                  Robert A. Stoffregen
                                  Vice President, Finance and Chief Financial
                                  Officer

                             CERTIFICATE OF DETERMINATION
                OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF
                       SERIES A CONVERTIBLE PREFERRED STOCK OF
                          CALIFORNIA CULINARY ACADEMY, INC.
                               A CALIFORNIA CORPORATION


    The undersigned, KEITH H. KEOGH and ROBERT A. STOFFREGEN, hereby certify that:

    1. They are the duly elected President and Chief Financial Officer, respectively, of CALIFORNIA CULINARY ACADEMY, INC., a California corporation (the "Company").

    2. Pursuant to the authority given by said corporation's Articles of Incorporation, the Board of Directors of said corporation has duly adopted the following recitals and resolutions:

    WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

    WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

    NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors (the "Board") hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, its first series of Preferred Stock as follows:

         (a) DESIGNATION. The first series of Preferred Stock shall be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock").

         (b) AUTHORIZED SHARES. The number of shares constituting the Series A Preferred Stock shall be Seven Hundred Thousand (700,000) shares.

         (c)  Dividends.

              (i)(A) The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when and as declared by the Board, out of any funds legally available therefor, cumulative dividends at the annual rate of $0.4125 per share. Such dividends shall be payable in cash, quarterly to shareholders of record on September 30, December 31, March 31 and June 30 of each year ("Record Dates"), commencing on September 30, 1996, and shall be paid 45 days after such Record Dates. Such dividends shall accrue on each share on the date the shares of Series A Preferred Stock are originally issued (the "Original Issuance Date"), and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that, except as provided in paragraph (c)(1)(B) below, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series A Preferred Stock shall not bear interest. The amount of dividends payable per share for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 360-day year.

                   (B) Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart:
(A) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock and (B) no shares of Common Stock shall be purchased, redeemed or acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary that are subject to restrictive stock purchase agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. After cumulative dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid or set apart, if the Board shall elect to declare additional dividends out of funds legally available therefor, such additional dividends shall be declared solely on the Common Stock and such other series of Preferred Stock as to which the Board may deem appropriate, but shall not include additional dividends on the Series A Preferred Stock.

              (ii) Each holder of shares of Series A Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law, to distributions made by the Company in connection with the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary upon termination of their employment or services pursuant to agreements providing for the right of repurchase, provided that such purchases are not prohibited by paragraph (c)(i) hereof.

         (d)  LIQUIDATION RIGHTS.

              (i) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made with respect to the Common Stock, an amount equal to $5.50 per share, plus an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up, and no more. If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Series A Preferred Stock.

              (ii) After the payment or distribution to the holders of the Series A Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock and any other outstanding series of Preferred Stock then outstanding shall be entitled to receive ratably (or such other division as shall have been established among the various series of Preferred Stock and class of Common Stock) all the remaining assets of the Company.

         (e) REDEMPTION OF THE SERIES A PREFERRED STOCK. The Series A Preferred Stock shall not be redeemable.

         (f) VOTING RIGHTS. The holders of the Series A Preferred Stock shall have the following voting rights (the "Voting Rights"):

              (i) GENERAL VOTING RIGHTS. Except as otherwise required by law or as provided elsewhere in this paragraph (f), the holders of shares of Series A Preferred Stock shall not be entitled to vote on matters brought before the shareholders of the Company.

              (ii) SPECIAL VOTING RIGHTS FOR ELECTION OF DIRECTORS. If the Company shall have failed to pay in full any quarterly dividend payment on the Series A Preferred Stock when and as the same become payable, whether or not funds are generally available therefor, the holders of the Series A Preferred Stock shall, immediately upon the giving of written notice to the Company by any holder of Series A Preferred Stock, be entitled to elect the smallest number of directors which shall constitute one-third of the authorized number of directors of the Company, and the holders of any other outstanding series of preferred stock, if any, and the Common Stock shall be entitled to elect the remaining members of the Board.

              (iii) DIVESTMENT OF SPECIAL VOTING RIGHTS FOR ELECTION OF DIRECTORS. If all dividends on the Series A Preferred Stock theretofore unpaid shall have been paid and the full dividend on the Series A Preferred Stock for the then current dividend period shall have been paid in full or declared and set apart for payment, then the holders of the Series A Preferred Stock shall be divested of the voting rights specified in paragraph (f)(ii). Voting rights shall again accrue to the holders of the shares of Series A Preferred Stock in case of any further defaults in dividend payments as provided in paragraph (c) above. Upon termination of any such voting rights as hereinabove provided, the Board shall call a special meeting of the shareholders at which all directors will be elected, and the terms of office of all persons who are then directors of the Company shall terminate immediately upon the election of their successors.

              (iii) VOTING PROCEDURE FOR ELECTION OF DIRECTORS. Whenever under the provisions of paragraph (f)(i) hereof, the right shall have accrued to the holders of the shares of Series A Preferred Stock, to vote as a class to elect one- third of the directors, the Board shall, within 30 days after delivery to the Company at its principal office of a request to such effect by any holder of Series A Preferred Stock, call a special meeting of the shareholders for the election of directors, to be held upon not less than 10 nor more than 30 days' notice to such holders. If such notice of meeting is not given within the 30 days required above, the holders of Series A Preferred Stock requesting the calling of such meeting may also call such meeting and shall have access to the stock books and records of the Company for such purpose. At any meeting so called or at any other meeting held which the holders of shares of Series A Preferred Stock shall have the voting power provided in paragraph
(f)(i) above, the holders of a majority of the shares of Series A Preferred Stock present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors as herein provided.

              (iv) VACANCIES. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class (with the holders of Series A Preferred Stock voting as a separate class) of stock pursuant to paragraph (f)(i) hereof, the remaining directors so elected by the class may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one) elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class of stock or by any directors so elected as provided in the next preceding sentence hereof may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the class of stock who elected such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of that class of stock represented at such meeting or pursuant to such written consent.

         (g) CONVERSION. The holders of the Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights").

              (i) RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after issuance of such shares, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect at the time of conversion, determined as provided herein.

              (ii) AUTOMATIC CONVERSION.

                   (A) After six months from the Original Issuance Date, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price, immediately in the event the closing price for the Common Stock has equalled or exceeded $8 (subject to adjustment as provided elsewhere herein) for 20 consecutive trading days; provided, however, that such conversion shall be conditioned upon the Company paying all accrued and unpaid dividends on the outstanding Series A Preferred Stock, whether or not earned or declared, to and including the date of such conversion; provided, further, that the Company may, at its option, in lieu of making a full cash payment of all such accrued and unpaid dividends, make payment thereof in whole shares of Common Stock, valued at such Conversion Price, plus cash in lieu of any fractional shares, so that such cash plus such value of such Common Stock equal the amount of such accrued and unpaid dividends.

                   (B)  Upon the occurrence of an event specified in subsection
(A) of this paragraph (g)(ii), the outstanding shares of Series A Preferred Stock to be converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are either delivered to the Company or any transfer agent, as hereafter provided, or the holder notifies the Company or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the automatic conversion of the Series A Preferred Stock, the holders of such Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

              (iii) CONVERSION PRICE. The number of shares into which one share of Series A Preferred Stock shall be convertible shall be determined by dividing $5.50 by the conversion price at the time in effect for such share (the "Conversion Price"). The initial Conversion Price per share for the Series A Preferred Stock shall be $5.50 for such share, which shall be subject to adjustment from time to time in certain instances, as provided below in this paragraph (g).

              (iv) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.

    Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              (v) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issuance Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (g)(v) shall become effective at the close of business on the date the subdivision or combination becomes effective.

              (vi) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time, or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such Series A Preferred Stock then in effect by a fraction:

         (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

         (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A Preferred Stock shall be adjusted pursuant to this paragraph (g)(vi) as of the time of actual payment of such dividends or distributions.

              (vii) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (g) with respect to the rights of the holders of the Series A Preferred Stock.

              (viii) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (g)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

              (ix) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (g)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (g) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph
(g) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

              (x) PRICE PROTECTION. In the event the average closing bid price for any 30 consecutive trading day period subsequent to the earlier of
(A) the public announcement of quarterly or annual financial results or (B) the date upon which the respective Quarterly Report on Form 10-Q or Form
10-QSB or Annual Report on Form 10-K or Form 10-KSB (the "window period") is less than 80% of the Initial Conversion Price, then and in each case the then Conversion Price for such Series A Preferred Stock shall be reduced as of the opening of business on the 31st trading day to a new Conversion Price equal to such average closing bid price; provided, however, that in no event shall the Conversion Price be less than $3.50, subject to adjustment as otherwise provided in this paragraph (g).

              (xi) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Company shall compute such adjustment or readjustment in accordance herewith and the Company's Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

              (xii) NOTICES OF RECORD DATE. In the event of (A) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company or any transfer of all or substantially all of the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

              (xiii) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

              (xiv) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

              (xv) NOTICES. Any notice required by the provisions of this paragraph (g) to be given to the holder of shares of the Series A Preferred Stock shall be deemed given when personally delivered or delivered by facsimile transmission to such holder (followed by prompt deposit of such notice in the United States mail addressed to the holder), or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

              (xvi) PAYMENT OF TAXES. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

              (xvii) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

         (h) NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series A Preferred Stock which the Company shall be authorized to issue.

         (i) RESTRICTIONS AND LIMITATIONS. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the vote or written consent by the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend rights and liquidation preferences.

    RESOLVED FURTHER, that the Chairman of the Board, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this corporation are each authorized to execute, verify and file a certificate of determination of preferences in accordance with California law.

    3. The authorized number of shares of Preferred Stock of said corporation is 5,000,000 shares, none of which is issued and outstanding. The authorized number of shares of Series A Preferred Stock is 700,000. No shares of Series A Preferred Stock have been issued.

    We further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.




                                                   (continued on following page)

    IN WITNESS WHEREOF, the undersigned have executed this certificate on August 9, 1996 at San Francisco, California.


                                  /s/ Keith H. Keogh
                                  ---------------------------
                                  Keith H. Keogh
                                  President



                                  /s/ Robert A. Stoffregen
                                  ----------------------------
                                  Robert A. Stoffregen
                                  Chief Financial Officer